ProCentury Corporation Board of Directors Authorizes Share Repurchase
Columbus, OH—ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, announced today that its Board of Directors has authorized a share repurchase program whereby the company may repurchase up to $10 million of the company’s outstanding common shares. The repurchase program will expire on December 15, 2006.
ProCentury Corporation Chairman and CEO Edward Feighan said, “This repurchase program and the recently announced dividend increase are positive developments for our shareholders and reflect the confidence that our Board and our management team have in our capital position and future prospects.” The share repurchase program will be conducted under the provisions of Rule 10b-18 under the Securities Exchange Act of 1934. Purchases may be made in the open market or in privately negotiated transactions from time to time, as market conditions warrant. The Company may also implement all or part of the repurchase program pursuant to a plan meeting the conditions of Rule 10b5-1 under the Exchange Act.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites property and casualty insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
Source: ProCentury Corporation
Contact: Jeff Racz 614-823-6302